UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2025

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Units, no par value	SPLP	New York Stock Exchange
6.0% Series A Preferred Units	SPLP-PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

The Short-Form Merger

As previously disclosed on a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) by Steel Partners Holdings L.P., a Delaware limited partnership (“Steel Partners”), the Audit Committee (the “Audit Committee”) of the Board of Directors (“Steel Connect’s Board”) of Steel Connect, Inc., a Delaware corporation (“Steel Connect”) approved a short-form merger transaction (the “Short-Form Merger”) between Steel Connect and an indirect, wholly-owned subsidiary of Steel Partners, which at the effective time of the Short-Form Merger (the “Effective Time”), together with its affiliates, owned greater than 90% of the outstanding common stock, par value $0.01 per share (the “Common Stock”) of Steel Connect, on an as-converted basis, which approval was made in accordance with the terms of the stockholders’ agreement, dated April 30, 2023 (as amended, the “Stockholders’ Agreement”) between Steel Partners, WebFinancial Holding Corporation, WHX CS LLC, WF Asset Corp., Steel Partners, LTD., Warren G. Lichtenstein and Jack L. Howard (the “SP Investors”) and Steel Connect.

On January 2, 2025 (the “Closing Date”), in compliance with Section 267 of the Delaware General Corporation Law (the “DGCL”), Steel Excel Sub I, LLC (“Acquisition Co.”), an indirect, wholly-owned subsidiary of Steel Partners merged with and into Steel Connect, with Steel Connect surviving the Short-Form Merger and became an indirect wholly owned subsidiary of Steel Partners. The funds required to pay the aggregate cash consideration in the Short-Form Merger and related fees and expenses was approximately $31.2 million, which was funded from amounts available under Steel Partners’ existing senior credit agreement.

Contingent Value Rights Agreement

On the Closing Date, Steel Partners entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Equiniti Trust Company, LLC, as rights agent. Pursuant to the CVR Agreement, at the Effective Time, eligible holders of Common Stock received contingent value rights to receive a portion of the Reith Net Litigation Proceeds (as defined in the CVR Agreement), if any, pursuant to the terms of the CVR Agreement (such right, a “Reith CVR”).

Pursuant to the CVR Agreement, the SP Investors will not receive any portion of the Reith Net Litigation Proceeds with respect to any shares of Common Stock held by them as of May 1, 2023 or issuable upon conversion of the Convertible Instruments (as defined in the Stockholders’ Agreement). Acquisition Co. was not entitled to receive any Reith CVRs in the Short-Form Merger. The SP Investors (other than Messrs. Lichtenstein and Howard) are entitled to receive their portion of the Reith Net Litigation Proceeds with respect to the 1,552,838 shares of Common Stock acquired by them after May 1, 2023 (“After-Acquired Shares”). As a result, the surviving corporation will retain any Reith Net Litigation Proceeds with respect to the After-Acquired Shares and the remaining Reith Net Litigation Proceeds received will be distributed to the holders of Reith CVRs in accordance with the terms of the CVR Agreement.

The Reith CVRs do not represent any equity or ownership interest in Steel Partners, or any of its affiliates, including Steel Connect. The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CVR Agreement, which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Delisting of Shares of Common Stock

In connection with the closing of the Short-Form Merger, Steel Connect notified the NASDAQ Capital Market (“Nasdaq”) of its intent to remove the Common Stock from listing on Nasdaq and requested that Nasdaq (i) suspend trading of the Common Stock on Nasdaq prior to the opening of trading on January 3, 2025 and (ii) file a Notification of Removal from Listing and/or Registration on Form 25 with the SEC to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Steel Connect intends to file a certification on Form 15 with the SEC suspending Steel Connects reporting obligations under Sections 13 and 15(d) of the Exchange Act with respect to the Common Stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Contingent Value Rights Agreement dated January 2, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 2, 2025	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ Ryan O’Herrin
Ryan O’Herrin
Chief Financial Officer

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